UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 15, 2022

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota			001-06403	42-0802678
(State or Other Jurisdiction of Incorporation)			(Commission File Number)	(IRS Employer Identification No.)

13200 Pioneer Trail	Eden Prairie	Minnesota		55347
(Address of Principal Executive Offices)				(Zip Code)

Registrant's telephone number, including area code   952-829-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	WGO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2022, Winnebago Industries, Inc., Winnebago of Indiana, LLC, Grand Design RV, LLC and Newmar Corporation (collectively, the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Borrowers, the other loan parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”).

The Credit Agreement amends and restates in its entirety that certain Amended and Restated Credit Agreement dated as of October 22, 2019, as amended on November 15, 2019 and July 8, 2020, among the Borrowers, the other loan parties party thereto, the lenders party thereto from time to time and the Administrative Agent (the “Existing Credit Agreement”), which provided for a five-year asset-based lending credit facility of up to $192.5 million.

Among other things, the new Credit Agreement increases the maximum commitments available under the credit facility by $157.5 million to $350 million and extends the maturity date to July 15, 2027, subject to certain factors which may accelerate the maturity date.

The Borrowers’ obligations to repay amounts borrowed under the Credit Agreement are secured by liens on substantially all of the assets of the Borrowers and certain of their subsidiaries, and the amount available for borrowing under the Credit Agreement is limited to the lesser of the facility total and the calculated borrowing base, which is based on certain loan percentages applied to eligible accounts receivable and eligible inventories of the Borrowers. Borrowings under the Credit Agreement, subject to availability, may be made at the election of the Borrowers based on various rates plus applicable spreads depending on the amount of borrowings outstanding. Borrowings under the Credit Agreement bear interest at a floating rate consisting of an applicable spread of between 1.25%-1.75% (the “Applicable Spread”) based upon the average daily amount of the facility available but unused during the most recent quarter plus, at the Borrower’s election, either term SOFR or REVSOFR30 (plus, in each case, a credit spread adjustment of 0.10%), as well as a commitment fee of between 0.25%-0.75% based upon the average daily amount of the facility available but unused during the most recent quarter. The Borrowers currently have no borrowings outstanding and, so long as at least 66% of the aggregate commitment under the facility remains available but unused during the most recent fiscal quarter, would pay an Applicable Spread of 1.25% plus the floating rates set forth above on any future borrowings under the Credit Agreement and currently pay a commitment fee of 0.25% on the average daily amount of the facility available, but unused. The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, limitations and events of default, consistent with the Existing Credit Agreement.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Amendment filed as Exhibit 10.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety into this Item 2.03 by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement dated as of July 15, 2022 among Winnebago Industries, Inc., Winnebago of Indiana, LLC, Grand Design RV, LLC and Newmar Corporation, the other loan parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winnebago Industries, Inc.

Date: July 19, 2022	By:	/s/ Stacy L. Bogart
	Name: Title:	Stacy L. Bogart Senior Vice President, General Counsel, Secretary and Corporate Responsibility